Exhibit 99.1

Principal Executive Officer and Principal Financial Officer
Certification for MetroCorp Bancshares, Inc.

The undersigned Principal Executive Officer and Principal Financial Officer of MetroCorp Bancshares, Inc. (the "Company") hereby certify, based on their knowledge, that:

(i)
The compensation committee of the Company met four times with the Company's senior risk officer between January 1, 2010 and the date of this certificate, and during some or all of these meetings discussed, reviewed, and evaluated with the senior risk officer, the senior executive officer ("SEO") compensation plans and the employee compensation plans and the risks these plans pose to the Company;

(ii)
The compensation committee of the Company has identified and limited during the 2010 fiscal year any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company, and has identified any features of the employee compensation plans that pose risks to the Company and has limited those features to ensure that the Company is not unnecessarily exposed to risks;

(iii)
The compensation committee of the Company met four times during the 2010 fiscal year and reviewed the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee, and has limited any such features;

(iv)
The compensation committee of the Company will certify to the reviews of the SEO compensation plans and employee compensation plans required under 31 CFR § 30.7 in the Board Compensation Committee Report on Executive Compensation contained in the Company's Proxy Statement for the 2011 Annual Meeting of Shareholders;

(v)
The compensation committee of the Company will provide a narrative description in the Board Compensation Committee Report on Executive Compensation contained in the Company's Proxy Statement for the 2011 Annual Meeting of Shareholders of how it limited during the 2010 fiscal year the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company,

(B)	Employee compensation plans that unnecessarily expose the Company to risks, and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(vi)
The Company has required that bonus payments to SEO's or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of the Emergency Economic Stabilization Act of 2008 ("EESA"), including the "Interim Final Rule" under 31 CFR Part 30 (hereinafter included when EESA is referenced), be subject to a recovery or "clawback" provision during the 2010 fiscal year if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the 2010 fiscal year;

(viii)	The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the 2010 fiscal year;

(ix)
The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the 2010 fiscal year; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, a SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)
The Company will permit a non-binding shareholder resolution, in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws, related to SEO compensation paid or accrued during the 2010 fiscal year;

(xi)
The Company will disclose the amount, nature and justification for the offering, during the 2010 fiscal year, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations set forth in 31 CFR § 30.10;

(xii)
The Company will disclose whether the Company, the board of directors of the Company, or the compensation committee of the Company has engaged during the 2010 fiscal year a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)
The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the 2010 fiscal year;

(xiv)	The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv)
The Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi)	We understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

March 15, 2011	/s/ George M. Lee
(Date)	George M. Lee, Executive Vice Chairman, President and Chief Executive Officer

March 15, 2011	/s/ David C. Choi
(Date)	David C. Choi, Chief Financial Officer